Exhibit 10.1

July 6, 2005

Edward F. McKernan
5430 Chelsen Wood Dr.
Duluth, Georgia 30097

Dear Mr. McKernan:

This letter will confirm the mutual understandings and agreements of you and Global Preferred Holdings, Inc. (“GPH”) relating to the termination of your employment with GPH and the services to be provided during your transition period. This letter agreement supplements and, as specifically provided by certain terms herein, amends, the following documents: (i) Employment Agreement (Chief Executive Officer) between You and the Company dated January 1, 2002 (the “Employment Agreement”); (ii) First Amendment to Employment Agreement of Edward F. (sic) McKernan dated April 1, 2003; (iii) letter from the Company to you dated March 12, 2004; (iv) Second Amendment to Employment Agreement of Edward F. McKernan dated May 26, 2004; (v) Third Amendment of the Employment Agreement of Edward F. McKernan dated January 1, 2005; and (vi) letter from the Company to you dated January 28, 2005 ((i) – (vi) collectively the “Employment Documents”). Except as otherwise provided herein, the terms of the Employment Agreement shall remain in full force and effect until the Separation Date (as defined herein) provided, however, and to the extent any such provisions of the Employment Agreement are intended to survive the termination of the Employment Agreement pursuant to the terms of the Employment Agreement or the Separation and Release Agreement (as defined below), such provisions shall survive the Separation Date. In consideration of the mutual covenants of the parties contained herein, the undersigned parties agree as follows:

(1)	Separation Date. Your employment with GPH and each of its subsidiaries and affiliates shall terminate on August 19, 2005 (the “Separation Date”). The parties agree that such termination shall be pursuant to Section 4(F)(i) of the Employment Agreement (the “Terminating Provision”). You and GPH mutually waive any rights to any notices or cure periods with respect to the termination of the Employment Agreement pursuant to the Terminating Provision. GPH agrees not to reduce your salary or benefits from those levels currently payable or in place as of the date hereof pursuant to the Employment Agreement between the date hereof and the Separation Date.

(2)	Separation Benefits. It is mutually agreed and acknowledged that in accordance with the termination of the Employment Agreement, pursuant to the Terminating Provision, and subject to the terms hereof and the terms of the Employment Agreement, GPH shall pay you, subject to the terms of the Employment Agreement and the Separation and Release Agreement in the form attached hereto as Exhibit A (the “Separation and Release Agreement”), the amounts (the “Separation Benefits”) described in Section A(1) of the Separation and Release Agreement, except as such amounts relate to prorated Bonus payments, which are addressed in Section 3 below. As the sole condition precedent to your receiving the Separation Benefits from GPH, on or after the Separation Date you must first sign the Separation and Release Agreement. Except for the satisfaction of the sole condition in the preceding sentence, the Separation Benefits, other than the prorated Bonus payments, which are addressed in Section 3 below, are not subject to the discretion of the Board of Directors.

(3)	Prorated Bonus. Subject to your satisfactory provision of your Transition Duties (as described on Exhibit B hereto) through the Separation Date, as determined by the Board of Directors in its discretion and in good faith, GPH shall pay you a pro-rata 2005 annual bonus of $55,500 pursuant to Section 2(B) of the Employment Agreement and the Separation and Release Agreement.

(4)	Directors and Officers Indemnity and Insurance. At your request, GPH agrees to provide to you copies of GPH’s Certificate of Incorporation and Bylaws and any in force D&O insurance policies applicable to the Company and its officers and directors.

(5)	Capstan International Acquisitions, LLC. You have advised GPH, and GPH hereby acknowledges its understanding that beginning today, you are and shall continue be a member, manager and employee of Capstan International Acquisitions, LLC, a Georgia limited liability company (“Capstan”) principally involved in the acquisition and management of, and providing services to, enterprises primarily engaged in the business of insurance (the “Capstan Project”). GPH agrees that your involvement in the Capstan Project beginning today including, but not limited to, (a) the organization, capitalization and operation of Capstan, (b) your employment by Capstan or any of its subsidiaries and (c) any actions taken by you on behalf of Capstan shall not constitute a breach of Section 1(C) of your Employment Agreement or under any policies and procedures established by GPH between today and the Separation Date or at any time after the Separation Date; provided that (a) such actions do not limit or adversely affect your performance of your Transition Duties through the Separation Date; (b) you do not breach any fiduciary duty you owe to GPH, and (c) you do not violate any of the terms of this Agreement or your Employment Agreement (other than Section 1(C)), as amended by this Letter Agreement.

(6)	Amendments to Employment Agreement.

The information on Exhibit B to the Employment Agreement is deleted and the information on the attached Exhibit B is deemed substituted therefore (the “Transition Duties”).

Section 7 of the Employment Agreement is deleted in its entirety and replaced with the following in its entirety:

7. Restrictive Covenants. You acknowledge that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.

A. Confidential Information. You represent and warrant You are not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party, which relate to any information you may use in performing your duties for the Company or the observance of which would impair your ability to perform your duties for the Company.

You agree that except in connection with your participation in Capstan, or made possible by that certain Asset and Stock Purchase Agreement by and between the Capstan and the Company You will not: (i) use, disclose or reverse engineer the Trade Secrets or the Confidential Information, except as authorized by the Company; (ii) during Your employment with the Company, use or disclose (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Your resignation or termination (a) except as provided in the following paragraph of this Agreement, retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (b) destroy, delete or alter the Trade Secrets or Confidential Information without the Company’s consent.

Notwithstanding anything to the contrary herein, you shall be permitted to keep copies of the Work Product listed on Exhibit C, required to be maintained by certified actuaries as such requirements are set forth in the Actuarial Standards of Practice established by the Actuarial Standards Board from time to time. This provision in no way transfers ownership of the Work Product to you or diminishes your other obligations pursuant to this Section 7(A), concerning the use, disclosure or reverse engineering of the Trade Secrets or the Confidential Information.

The obligations under this Section 7A shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period.

B. [INTENTIONALLY DELETED]

C. Non-Recruit of Employees. You agree that during the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company or (b) work for any other person or entity engaged in the Business, provided that following the date of termination of this Agreement, the term “Employee” referred to in this Section 7(C) and defined in Exhibit A of this Agreement shall refer only to Caryl Shepherd, Rebbeca Turner and any new employee employed by the Company during the Restricted Period.

Sections 8, 9 and 10 of the Employment Agreement shall have no further force or effect following the date hereof.

(7)

Resignation as Officer. By your signature below, you hereby resign as an officer of GPH and all subsidiaries and affiliates, effective the date hereof. Upon request by GPH or its counsel, you agree to execute and deliver a separate written resignation, effective as of the date hereof.

(8)	Survival; Assignment. Except as hereby modified, the Employment Agreement, as previously amended, shall remain in full force and effect pursuant to its terms. The obligations of GPH pursuant to this letter shall terminate upon execution and delivery of the Separation and Release Agreement by you and GPH, except as to the terms of Section 6 above, which shall be continued by operation of Paragraphs B.1 and C.7 of the Separation and Release Agreement. The parties acknowledge and agree that GPH may assign or transfer its rights and obligations under the Employment Agreement and this letter to any entity created as a successor to GPH in connection with the liquidation and dissolution of GPH.

Please sign in the space indicated below to indicate your agreement to these terms.

Very truly yours,

Joseph F. Barone
Chairman, Board of Directors
Global Preferred Holdings, Inc.

Agreed to and Accepted:

Mr. Edward F. McKernan

EXHIBIT A

Form of Separation and Release Agreement

EXHIBIT B

Transition Duties

Edward F. McKernan shall provide support and transition assistance, as reasonably requested by management or the Board of Directors of the Company, which may include, without limitation, support in preparation of the Form 10-Q for the quarter ending June 30, 2005 and pro forma financials to be filed as an amendment to the Form 8-K filed on May 31, 2005, assistance in transitioning relationships with auditors and assistance in transitioning support of cash flow projections and other matters previously managed by Mr. McKernan. If GPH determines that continued execution of SEC filings by Mr. McKernan must be obtained by GPH, then the Company and Mr. McKernan will negotiate in good faith to develop a mutually acceptable agreement with respect to the manner in which such executions may be obtained.

Mr. McKernan will cooperate with the Company to transfer all of the Company’s physical and electronic files and data in Mr. McKernan’s possession to Ms. Shepherd, Ms. Turner or another representative of the Company appointed by the Board of Directors with such transfer to be completed prior to the Separation Date.

EXHIBIT C

Work Product

Work Product shall include supporting data and copies of the following documents (electronic or otherwise) developed while employed by the Company:

•	RFP’s / Financing and Analysis (e.g., financial reinsurance),

•	Regulatory filings,

•	Financial projections,

•	Feasibility studies,

•	Financial analysis

•	Retention analysis and studies,

•	Public presentations,

•	Capital and/or surplus analyses,

•	Reserve calculations and/or analysis (GAAP, Gross Premium, Stat and Tax),

•	Product development,

•	Asset / liability analysis and asset segmentation,

•	Experience analysis (mortality, lapses, expense, distribution, demographics, etc.),

•	Reinsurance treaties and supporting analysis,

•	Correspondence with any expression of an opinion, recommendation, work process, data reference, qualification reference, etc.,

•	Engagement letters,

•	Mathematical models (e.g., DAC amortization, option analysis),

•	Embedded value analysis,

•	DAC unlocking models,

•	DAC tax analysis,

•	Recapture analysis, and

•	“Report Cards”